SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934.
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Check the appropriate box:
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  |_|    Confidential, for Use of the Commission Only (as  permitted  by  Rule
         14-6(e)(2)
  |X|    Definitive Proxy Statement
  |_|    Definitive Additional Materials
  |_|    Soliciting Material Pursuant to Sec. 240.14a-11(c) or 240.14a-12

                          Level 3 Communications, Inc.


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




[Logo]


                          LEVEL 3 COMMUNICATIONS, INC.
                             1025 Eldorado Boulevard
                              Broomfield, CO 80021

                                                                   June 20, 2002
Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Level 3 Communications, Inc. ("Level 3") to be held at 9:00 a.m. on July 24, 2002, at The Omaha Civic Auditorium Music Hall, 1804 Capitol Avenue, Omaha, Nebraska 68101.

     At the Annual Meeting you will be asked to consider and act upon the following matters:

     o the election to the Level 3 Board of Directors of four directors as Class II Directors for a three-year term until the 2005 Annual Meeting of Stockholders;

     o the adoption of an amendment to Level 3's 1995 Stock Plan to increase the number of shares of Level 3 common stock reserved for issuance under the 1995 Stock Plan by 50,000,000 shares; and

     o the transaction of such other business as may properly come before the Annual Meeting.

     The Level 3 Board of Directors recommends that its stockholders reelect four Class II directors for a three-year term until the 2005 Annual Meeting of Stockholders and approve the proposed amendment to the 1995 Stock Plan. See "REELECTION OF CLASS II DIRECTORS PROPOSAL" and "1995 STOCK PLAN PROPOSAL."

     Information concerning the matters to be considered and voted upon at the Annual Meeting is set forth in the attached Notice of Annual Meeting and Proxy Statement. It is important that your shares be represented at the Annual Meeting, regardless of the number you hold. To ensure your representation at the Annual Meeting, you are urged to complete, date, sign and return the enclosed proxy as promptly as possible. A postage-prepaid envelope is enclosed for that purpose. In addition, to ensure your representation at the Annual Meeting, you may vote your shares by (a) calling the toll free telephone number indicated on the proxy card or (b) accessing the special web site indicated on the proxy card, each as more fully explained in the telephone and internet voting instructions. If you attend the Annual Meeting you may vote in person even if you have previously returned a proxy card. Please note that if you hold your shares of Level 3 through your broker, you will not be able to vote in person at the meeting.

                                                     Sincerely,

                                                     /s/ Walter Scott, Jr.

                                                     Walter Scott, Jr.
                                                     Chairman of the Board




     Please disregard the Annual Meeting information contained in the accompanying Annual Report to Stockholders. As a result of scheduling and logistical issues, the Annual Meeting was changed to July 24, 2002, as indicated above and in the attached Notice of Annual Meeting.

[Logo]

                          LEVEL 3 COMMUNICATIONS, INC.
                             1025 Eldorado Boulevard
                              Broomfield, CO 80021

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To be held July 24, 2002

To the Stockholders of Level 3 Communications, Inc.:

     The Annual Meeting of Stockholders of Level 3 Communications, Inc., a Delaware corporation ("Level 3"), will be held at The Omaha Civic Auditorium Music Hall, 1804 Capitol Avenue, Omaha, Nebraska 68101at 9:00 a.m. on July 24, 2002 for the following purposes:

     1. To elect four Class II Directors to the Board of Directors of Level 3 for a three-year term until the 2005 Annual Meeting of Stockholders;

     2. To adopt an amendment to Level 3's 1995 Stock Plan (the "Stock Plan") to increase the number of shares of common stock, par value $.01 per share of Level 3 (the "Level 3 Common Stock") reserved for issuance under the Stock Plan by 50,000,000 shares of Level 3 Common Stock; and

     3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on May 31, 2002 as the record date for the determination of the holders of the Level 3 Common Stock, entitled to notice of, and to vote at, the meeting. Accordingly, only holders of record of Level 3 Common Stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. As of July 13, 2002, ten days prior to the Annual Meeting, a list of stockholders' entitled to notice of the Annual Meeting that have the right to vote at the Annual Meeting will be available for inspection at the offices of Fraser Stryker Law Firm, 500 Energy Plaza, 409 17th Street, Omaha, Nebraska, 68102

     The four Class II Directors will be elected by a plurality of the votes cast by holders of Level 3 Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. The proposal to adopt an amendment to the Stock Plan to increase the number of shares of Level 3 Common Stock reserved for issuance under the Stock Plan by 50,000,000 shares of Level 3 Common Stock requires the affirmative vote of a majority of the votes cast by holders of Level 3 Common Stock present in person or by proxy at the Annual Meeting.

     The matters to be considered at the Annual Meeting are more fully described in the accompanying Proxy Statement, which forms a part of this Notice.

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, HOWEVER, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. IN ADDITION, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU MAY VOTE YOUR SHARES BY A) CALLING THE TOLL FREE TELEPHONE NUMBER OR B) ACCESSING THE INTERNET AS MORE FULLY EXPLAINED IN THE TELEPHONE AND INTERNET VOTING INSTRUCTIONS. ANY STOCKHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF THAT STOCKHOLDER HAS RETURNED A PROXY.

     PLEASE NOTE THAT IF YOU HOLD YOUR SHARES OF LEVEL 3 COMMON STOCK THROUGH YOUR BROKER AND NOT DIRECTLY IN YOUR NAME, YOU WILL NOT BE ABLE TO VOTE IN PERSON AT THE ANNUAL MEETING.


                                        By Order of the Board of Directors

                                        /s/ Walter Scott, Jr.

                                        Walter Scott, Jr.
Dated:  June 20, 2002                   Chairman of the Board

[Logo]


                          LEVEL 3 COMMUNICATIONS, INC.
                             1025 Eldorado Boulevard
                              Broomfield, CO 80021

                                 Proxy Statement
                                  June 20, 2002

                         ANNUAL MEETING OF STOCKHOLDERS
                                  July 24, 2002

                             SOLICITATION AND VOTING

     This Proxy Statement ("Proxy Statement") is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of Level 3 Communications, Inc. ("Level 3" or the "Company") to be voted at the Annual Meeting of Stockholders to be held on Wednesday, July 24, 2002, or any adjournment thereof (the "Annual Meeting"). This Proxy Statement, the Notice of Annual Meeting and the accompanying Proxy are being mailed to Stockholders on or about June 20, 2002.

     As of May 31, 2002, the record date for the determination of persons entitled to vote at the Annual Meeting, there were 399,907,858 shares of the Company's Common Stock, par value $.01 per share (the "Level 3 Common Stock"), outstanding. Each share of Level 3 Common Stock is entitled to one vote on each matter to be voted upon by the Stockholders at the Annual Meeting.

     The four Class II Directors will be elected by a plurality of the votes cast by holders of Level 3 Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. The proposal to adopt an amendment to the Stock Plan to increase the number of shares of Level 3 Common Stock reserved for issuance under the Stock Plan by 50,000,000 shares of Level 3 Common Stock requires the affirmative vote of a majority of the votes cast by holders of Level 3 Common Stock present in person or by proxy at the Annual Meeting.

     The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Level 3 Common Stock entitled to vote as of the Record Date is required to constitute a quorum at the Annual Meeting. Under applicable Delaware law, abstentions and "broker non-votes" (that is, proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum at the Annual Meeting. If such a quorum should not be present, the Annual Meeting may be adjourned from time to time until the necessary quorum is obtained.

     All shares of Level 3 Common Stock represented by properly executed proxies which are returned and not revoked will be voted in accordance with the instructions, if any, given therein. If no instructions are provided in a proxy, it will be voted FOR the Board's nominees for Director, FOR the approval of the 1995 Stock Plan Proposal and in accordance with the proxy-holders' best judgment as to any other business raised at the Annual Meeting. If you elect to deliver your proxy by telephone or the Internet as described in the enclosed telephone and Internet voting instructions, your shares will be voted as you direct. Your telephone or Internet delivery authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

     Any Stockholder who delivers, whether by telephone, Internet or through the mail, a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written statement revoking the proxy, by executing and delivering a later dated proxy, by using the telephone voting procedures, the Internet voting procedures or by voting in person at the Annual Meeting.

     Level 3 will bear its own cost of solicitation of proxies. In addition to the use of the mail, proxies may be solicited by the directors and officers of Level 3 by personal interview, telephone, telegram or e-mail. Such directors and officers will not receive additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. In addition, the Company has engaged the services of Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies, at an estimated cost of $20,000 plus reimbursement of reasonable out-of-pocket expenses. In addition, the Company may seek the assistance of employees of Peter Kiewit Sons', Inc. to aid in the solicitation of proxies. It is not anticipated that any fees or expense reimbursement will be paid for this assistance. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of Level 3 Common Stock held of record by such persons, in which case Level 3 will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

                    REELECTION OF CLASS II DIRECTORS PROPOSAL

     Effective after the Annual Meeting, the Level 3 Board of Directors will consist of 12 directors, divided into three classes, designated Class I, Class II and Class III. Each of the Classes consists of four directors. Three of the current Class II directors are standing for reelection, and, as a result of a re-apportionment of the directors among the classes, one Class I director, Mogens C. Bay, is standing for reelection as a Class II director. At the Annual Meeting, these directors will be reelected to hold office for a three-year term until the 2005 Annual Meeting, or until their successors have been elected and qualified. If any nominee shall, prior to the Annual Meeting, become unavailable for election as a Director, the persons named in the accompanying form of proxy will, in their discretion, vote for that nominee, if any as may be recommended by the Level 3 Board of Directors, or the Level 3 Board of Directors may reduce the number of Directors to eliminate the vacancy.

Information as to Nominees for Election as Class II Directors

     The respective ages, positions with Level 3, business experience, directorships in other companies and Level 3 Board of Directors committee memberships, of the nominees for election are set forth below. None of the candidates for Class II Director are employees of the Company.

     Mogens C. Bay, 53, has been a director of the Company since November 2000. Since January 1997, Mr. Bay has been the Chairman and Chief Executive Officer of Valmont Industries, Inc., a company engaged in the infrastructure and irrigation businesses. Prior to that, Mr. Bay was President and Chief Executive Officer of Valmont Industries from August 1993 to December 1996 as well as a director of Valmont since October 1993. Mr. Bay is also a director of Peter Kiewit Sons', Inc. and ConAgra Foods, Inc. Mr. Bay is a member of the Compensation Committee of the Level 3 Board of Directors, and after the Annual Meeting will become a member of the Audit Committee.

     Richard R. Jaros, 50, has been a director of the Company since June 1993 and served as President of the Company from 1996 to 1997. Mr. Jaros served as Executive Vice President of the Company from 1993 to 1996 and Chief Financial Officer of the Company from 1995 to 1996. He also served as President and Chief Operating Officer of CalEnergy Company (now a subsidiary of MidAmerican Energy Holding Company) from 1992 to 1993, and is presently a director of MidAmerican Energy Holding Company, Commonwealth Telephone Enterprises, Inc. ("Commonwealth Telephone"), RCN Corporation ("RCN") and Homeservices.com, Inc. Mr. Jaros is a member of the Compensation Committee of the Level 3 Board of Directors.

     Robert E. Julian, 62, has been a director of the Company since March 31, 1998. Mr. Julian was also Chairman of the Board of (i)Structure from 1995 until 2000. From 1992 to 1995 Mr. Julian served as Executive Vice President and Chief Financial Officer of the Company. Mr. Julian is the Chairman of the Audit Committee of the Level 3 Board of Directors.

     David C. McCourt, 45, has been a director of the Company since March 31, 1998. Mr. McCourt has also served as Chairman of Commonwealth Telephone and RCN since October 1997. In addition, Mr. McCourt has been the Chief Executive Officer of RCN since 1997 and Chief Executive Officer of Commonwealth Telephone from October 1997 until November 1998. From 1993 to 1997 Mr. McCourt served as Chairman of the Board and Chief

Executive Officer of C-TEC Corporation. Mr. McCourt is a member of the Compensation and Audit Committees of the Level 3 Board of Directors.

     The Board of Directors unanimously recommends a vote FOR the nominees named above.

     William L. Grewcock, 75, who has been a member of the Level 3 Board of Directors since 1968 and is currently a Class II director, has informed the Level 3 Board of Directors that he is retiring from service as a member of the Level 3 Board of Directors effective at the Annual Meeting. As a result Mr. Grewcock will not stand for reelection at the Annual Meeting.

Explanatory Note

     On March 31, 1998, the Company separated the operations of its construction business from the diversified or non-construction related portion of its business into a new corporation (the "Split-off"). In connection with the Split-off, the Company was renamed "Level 3 Communications, Inc." and the construction business was renamed "Peter Kiewit Sons', Inc." Information presented in this Proxy Statement relating to periods prior to March 31, 1998, relates to information for the members of the Company's Board of Directors and executive officers during those periods.

Board of Directors' Meetings

     The Level 3 Board of Directors had 11 formal meetings in 2001 and acted by unanimous written consent action on 10 occasions. In 2001, no director attended less than 75% of the meetings of the Board of Directors and the committees of which he was a member.

Executive Committee

     The Executive Committee exercises, to the maximum extent permitted by law, all powers of the Board of Directors between board meetings, except those functions assigned to specific committees.

Audit Committee

     The Audit Committee reviews the services provided by Level 3's independent auditors, consults with the independent auditors and reviews the need for internal auditing procedures and the adequacy of internal controls. Until the Annual Meeting, the members of the audit committee are Robert E. Julian (Chairman), William L. Grewcock and David C. McCourt. Effective after the Annual Meeting, the members of the audit committee will be Robert E. Julian (Chairman), Mogens C. Bay and David C. McCourt. Level 3 believes that the members of the Audit Committee are independent within the meaning of the listing standards of the National Association of Securities Dealers, the operators of The Nasdaq Stock Market. In light of the recent highly publicized events involving Arthur Andersen, LLP, the Company's independent accountants for 2001, the Level 3 Board of Directors and Audit Committee have chosen to select KPMG, LLP as the Company's independent accountants for 2002. Currently, the only services that will be performed by KPMG, LLP to the Company are external audit services. The written charter of the Audit Committee is attached to this proxy statement as Annex I.

Audit Committee Report

     The following Report of the Audit Committee was delivered to the Board by the Audit Committee on March 15, 2002. The following Report of the Audit Committee shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the Report by reference in any such document.

To the Board of Directors

The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles. We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2001.

We have discussed with Arthur Andersen LLP ("Arthur Andersen") the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. We have received and reviewed the written disclosures and the letter from Arthur Andersen required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

We have also considered whether the provision of services by Arthur Andersen not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in the Company's Forms 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 is compatible with maintaining Arthur Andersen's independence.

The aggregate fees billed by the principal independent public accountants (Arthur Andersen LLP) to the Company for the year ended December 31, 2001 are as follows:

                  Audit Fees..................................$  623,000
                  All Other Fees
                      Non-Audit Related.......................$  737,000(1)
                      Audit Related...........................$1,349,000(2)
                           Total All Other Fees...............$2,086,000
                  Total Fees:.................................$2,709,000

(1) Consists primarily of fees related to corporate and expatriate tax compliance and planning.

(2)  Consists  primarily  of fees  related to  outsourced  internal  audit work,
     statutory  audits  of  subsidiaries,   benefit  plan  audits,  registration
     statements and related consents.

                              The Audit Committee:

                               William L. Grewcock
                                David C. McCourt
                           Robert E. Julian, Chairman

     For the year ended December 31, 2001

Compensation Committee

     The  Compensation  Committee  determines  the  compensation  of  the  Chief
Executive Officer and reviews the compensation and stock option awards of certain other senior executives.

Compensation Committee Interlocks and Insider Participations

     The Compensation Committee of the Company consists of Michael B. Yanney, David C. McCourt, Mogens C. Bay and Richard R. Jaros, none of whom is an officer or employee of the Company.

Compensation Committee Report

The Compensation Committee (the "Committee") is responsible for determining the cash and equity compensation of James Q. Crowe, Chief Executive Officer. The Committee reviews and approves the cash compensation of certain of Level 3's other senior executives based upon the recommendations of Mr. Crowe.

Level 3 believes that the compensation levels of its executive officers, who provide leadership and strategic direction, should consist of: (i) slightly below-market base salaries; (ii) significant cash bonus opportunities based on achievement of objectives established by Level 3; and (iii) ownership of Level 3 Common Stock and stock options to align management's interests with stockholders' interests, targeted to provide opportunities that are comparable to other similarly situated telecommunications and high growth technology companies.

Level 3 considers the following factors (ranked in order of importance) when determining compensation of executive officers: (i) Level 3's performance measured by attainment of specific objectives; (ii) the individual performance of each executive officer; (iii) Level 3's stock price performance; (iv) comparative industry compensation levels; and (v) historical cash and compensation levels. The comparable industry compensation data is based in part on public telecommunications companies that are included in the Nasdaq Telecommunications Stock Index, which was chosen as the peer group for the Performance Graph, and on other publicly traded telecommunications and high growth technology companies with comparable market capitalization.

     Determination of the Chief Executive Officer's Compensation

Beginning in the late part of 2000, as Level 3 was transitioning from a network construction and development enterprise to a network services company, it became clear that the communications and information technology industries were experiencing historic challenges and changes. As a result of those challenges and changes, the senior management of Level 3 led by Mr. Crowe embarked on a program to develop strategies and tactics to enable Level 3 to continue to execute on the company's business plan in the context of the changing environment for telecommunications companies and to position the Company to be able to capitalize on the opportunities that management believes will emerge from the industry's move toward consolidation and the inevitable economic recovery (the "Program").

The Program, completion of which is not expected until sometime in the second half of 2002, and with respect to certain efforts, beyond year-end 2002, contains several objectives, which include:

     |_| Restructuring of the Level 3 sales strategy to shift the emphasis to the world's top consumers of bandwidth and away from early stage, less financially stable companies;

     |_| Reducing network, operating and capital expenditures as necessary to align these costs with the Company's expectations of Level 3's business prospects as well as adjusting Level 3's overall cost structure to ensure that the Company can rapidly accommodate future changes to its business prospects;

     |_| Approval by the Board of Directors, including a majority of the non-employee Directors, of a revised strategic plan that demonstrates the Company's long-term viability under any reasonably anticipated economic and business downside scenarios (the "Strategic Plan");

     |_| Approval by the Board of Directors, including a majority of the non-employee Directors, of a 2002 operating budget that is consistent with the Strategic Plan;

     |_| Completion of Level 3's plans to adjust its capital structure to appropriately align that structure with management's expectations of the Company's business prospects and in accordance with guidelines approved by the Board of Directors from time to time; and

     |_| Completion of the disposition of certain non-core assets identified by senior management and approved by the Board of Directors.

Since the completion of the Program is not anticipated until sometime in the second half of 2002, and with respect to certain efforts, beyond year-end 2002, the Committee determined to defer the decision regarding the payment of a cash bonus for 2001 for each of Messrs. Crowe, O'Hara, Bradbury and Miller until such time as the Committee is in a position to judge senior managements' success in implementing the objectives of the Program. It is anticipated that at sometime during the second half of 2002, the Committee will assess management's progress in achieving the objectives of the Program and will determine whether to pay a cash bonus to each of Messrs. Crowe, O'Hara, Bradbury and Miller with respect to performance during 2001. The Committee has reserved the right to make one or more interim assessments as to whether the objectives of the Program have been achieved in whole or in part.

During 2001, Level 3 did achieve a variety of business objectives, including substantial progress toward achieving the Program's objectives. These 2001 achievements include the following.

     |_|  The  Company  has  redefined  its  sales  and  marketing   efforts  to
          concentrate on the world's top consumers of bandwidth, with the Company now focusing on major local telephone companies, international communications carriers, cable television providers, long distance carriers, established competitive local exchange carriers and major Internet service providers.

     |_| In October 2001, the Company announced that its first tier, wholly owned subsidiary, Level 3 Finance, LLC had completed a "Modified Dutch Auction" tender offer for a portion of the Company's senior notes and convertible subordinate notes. Level 3 Finance repurchased debt with a face value of approximately $1.7 billion, plus accrued interest, for a total purchase price of approximately $731 million and in non-cash transactions, exchanged approximately $194 million aggregate principal amount of subordinated debt for approximately $74 million of Level 3 Common Stock. In addition, from January 1, 2002 through March 2002, Level 3 had retired an additional $195 million face amount of debt securities, by issuing 7.4 million shares of its common stock, par value $.01 per share, valued at $32 million, and using approximately $34 million of cash.

     |_| During 2001, the Company embarked on a series of initiatives to reduce costs by approximately 40%. Through a combination of reductions in workforce and other cost management programs, the Company reduced selling, general and administrative costs by approximately $350 million. These reductions were coupled with a $900 million reduction in planned capital expenditures in 2001 to $2.5 billion.

     |_| During 2001, Level 3 also achieved significant operational improvements. During the year, the Company launched ONTAPSM, an automated process to significantly shorten the time period between receipt of a customer's order and the installation of that order. Through the use of ONTAPSM, Level 3 is able to provision or install a customer's capacity order in a matter of days rather than the industry standard of weeks or even months.

Based on the achievement of these objectives and for aggressively pursuing the implementation of Level 3's business plan to expand its information services business to provide a broad range of communications services over a new end-to-end network based on Internet Protocol technology, Mr. Crowe was awarded an aggregate of 1,698,754 Outperform Stock Options in 2001. Of these 1,698,754 Outperform Stock Options, 597,372 Outperform Stock Options were granted in December 2001 pursuant to a modified vesting schedule (the "December OSOs"). The December OSOs will vest 100% at the end of three years from the date of grant; provided, however, that the vesting schedule will be modified retroactive to the date of grant to vesting in equal quarterly installments over a two year period if the Committee determines that the objectives of the Program have been achieved. Since the Committee has retained the discretion to make a partial or interim assessment relating to the achievement of the Program's objectives, a pro rata portion of the December OSOs may have their vesting schedule modified. In other words, if the Committee determines that 50 percent of the Program's objectives have been achieved, the vesting on 50 percent of the December OSOs will be modified.

     Equity Compensation

The Committee approves, either directly or through delegated authority to Level 3's senior management, all awards made under the Level 3 1995 Stock Plan. Periodically the Committee approves grants to existing employees and also approves awards to new employees as an incentive to join Level 3. Awards made to the Company's named executive officers and certain other key employees are approved by a subcommittee of the Compensation Committee comprised of Messrs. Bay and Yanney.

                           The Compensation Committee:

                                  Mogens C. Bay
                                Richard R. Jaros
                                David C. McCourt
                           Michael B. Yanney, Chairman

     For the year ended December 31, 2001

Executive Compensation

     The table below shows the annual compensation of the chief executive officer and the next four most highly compensated executive officers of the Company for the 2001 fiscal year (the "Named Executive Officers"). As a result of the Compensation Committee's decision to defer the determination of any cash bonus payment for 2001 for Messrs. Crowe, O'Hara, Bradbury and Miller, Messrs. Bradbury and Miller were not among the next four most highly compensated executive officers during 2001.

                           Summary Compensation Table

                              Annual Compensation         Long Term Compensation

Name and Principal
Position                                                                           Other        Securities
                                                                     Annual      Restricted     underlying            All Other
                                                                  Compensation     Stock        Options/SARs        Compensation
                                Year    Salary ($)   Bonus ($)        ($)          award(s)       (#)(4)              (#)(5)
                                                                                    (#)
James Q. Crowe                  2001     364,423        (1)          7,960           -              -                   8,500
CEO                             2000     350,000     1,000,000         -             -              -                 136,925
                                1999     350,000    1,000,000(2)  1,500,000(3)       -              -                  76,416

Sureel A. Choksi                2001     282,885      793,593          -             -              -                 163,201
Group Vice President and CFO    2000     206,677      260,000          -             -              -                  42,440
                                1999     128,846      120,000          -             -              -                  46,999

John F. Waters, Jr.             2001     271,731      192,731          -             -              -                  59,882
Group Vice President and CTO    2000     198,470      220,000          -             -              -                  18,241
                                1999     153,664      150,000          -             -              -                  56,075
Thomas C. Stortz                2001     268,731      169,300          -             -              -                  55,741
Group Vice President,           2000     241,346      215,000          -             -              -                  42,833
General Counsel and Secretary   1999     225,000      135,000      131,214(3)        -              -                  66,325

Kevin J. O'Hara                 2001     357,692        (1)          23,967          -              -                  34,234
President and COO               2000     272,307      700,000          -             -              -                  99,678
                                1999     259,615      400,000          -             -              -                 149,646
Charles C. Miller, III          2001     300,000        (1)            -             -              -                  38,566
Vice Chairman and Executive
Vice President(6)

R. Douglas Bradbury             2001     298,461        (1)            -             -              -                  38,531
Vice Chairman and Executive     2000     260,000      400,000          -             -              -                  65,574
Vice President                  1999     259,615      350,000          -             -              -                 142,646

     (1) As a result of the Compensation Committee's decision to defer the determination of the principal cash bonus payment for 2001 for Messrs. Crowe, O'Hara, Bradbury and Miller, Messrs. Bradbury and Miller were not among the next four most highly compensated executive officers during 2001. See "Compensation Committee Report." Each of Messrs. Crowe, O'Hara, Bradbury and Miller received a bonus during 2001 in connection with the Company's Financial Target Achievement Bonus program in the amount of $10,494, $10,350, $8,625 and $8,625, respectively. The Financial Target Achievement Bonus program was implemented as a one time incremental cash bonus program to reward the Company's employees for the achievement of certain financial targets.

     (2) Approximate value at December 17, 1999. This bonus was paid to Mr. Crowe in the form of a grant of 13,594 fully vested Outperform Stock Options, which will expire on the fourth anniversary of the grant.

     (3) Other Annual Compensation includes perquisites and other personal benefits received by each of the Named Executive Officers, if over $50,000. The only reportable amounts are amounts that represent relocation allowances in accordance with the Company's relocation policies and the payment of closing costs relating to the purchase of a new residence in the Broomfield, Colorado area.

     (4) See discussion below regarding Outperform Stock Option grants.

     (5) The amounts in this column represent (i) amounts of salary and bonus forgone by the Named Executive Officers pursuant to the Level 3 Communications, Inc. 1998 Deferred Stock Purchase Plan (the "ShareWorks Match Plan"), (ii) Level 3 matching contributions to the ShareWorks Match Plan on behalf of the Named Executive Officers, and (iii) year-end contributions to the accounts of the Named Executive Officers pursuant to the Level 3 Communications, Inc. Employee Stock Bonus Plan (the "ShareWorks Grant Plan"). These amounts are held in accounts for the Named Executive Officers as shares or units of Level 3 Common Stock. These amounts represent the year-end value of such accounts based on the last reported sale price of the Level 3 Common Stock on December 31, 2001, 2000 and 1999, respectively.

     (6) Mr. Miller joined the Company as Vice Chairman and Executive Vice President in February 2001.

     No Named Executive Officer received any stock options (see below for a description of the grants of Outperform Stock Options to the Named Executive Officers), stock appreciation rights ("SARs") or long-term incentive performance ("LTIP") payouts for the fiscal year ended December 31, 2001.

   Aggregate Options/SAR Exercises and Fiscal Year End Option/SAR Value Table

                            Shares                          Number of Securities           Value of Unexercised
                         Acquired on        Value          Underlying Unexercised      In-the-money Options/SARs at
Name                       Exercise      Realized ($)    Options/SARs at FY-End (#)            FY-End ($)(1)
                                                        Exercisable    Unexercisable   Exercisable    Unexercisable
James Q. Crowe                -               -               -              -              -               -
Sureel A. Choksi              -               -             75,000        25,000            -               -
John F. Waters, Jr.           -               -            375,000        55,000            -               -
Thomas C. Stortz              -               -            150,000           -              -               -
Kevin J. O'Hara               -               -            425,000        75,000            -               -
Charles C. Miller, III        -               -               -              -              -               -
R. Douglas Bradbury           -               -            805,000       150,000            -               -

(1) On December 31, 2001 (the last trading day of 2001), the last reported sale price for the Level 3 Common Stock as reported by The Nasdaq Stock Market was $5.00.

Outperform Stock Option Grants

     The Company's Outperform Stock Option program is the primary component of Level 3's long term incentive, stock-based compensation programs. The OSO program was designed by the Company so that the Level 3 Common Stock price must increase relative to the performance of a broad-based, market stock index before OSO holders receive any return on their options. In other words, the Level 3 Common Stock price must pass a "hurdle" of a stock index growth prior to the OSO having any value upon exercise. Currently, the broad-based, market stock index used in the OSO program is the Standard & Poor's 500 Index, although the Compensation Committee reserves the right to select another broad-based, market stock index for use in this program. In July 2000, the Company adopted a convertible outperform stock option program, ("C-OSO") as an extension of the existing OSO plan. The program is a component of the Company's ongoing employee retention efforts and offers similar features to those of an OSO, but provides an employee with the greater of the value of a single share of the Company's common stock at exercise, or the calculated OSO value of a single OSO at the time of exercise.

     The following table summarizes OSO program grants to the Named Executive Officers and Messrs. Bradbury and Miller during 2001. For more information regarding the Company's long term incentive compensation programs, including the OSO program, please see the "1995 STOCK PLAN PROPOSAL" below.

                     OSO Program Grants In Last Fiscal Year(+)

                                                                                          Value of Total Unexercised
                                                              Total Number of Awards at    In-the Money Awards at
                                   Individual Grants                FY-End(#)(1)              FY-End($)(2)

                                Number of          Expiration   Exercisable   Unexercisable   Exercisable   Unexercisable
          Name                Awards Granted        Date
James Q. Crowe
   OSO Awards                       141,559         03/01/05      935,958      1,497,140          -            2,110,808
                                    319,941         06/01/05
                                    319,941         09/01/05
                                    319,941         12/01/05
   Year-end OSO(3)                  597,372         12/01/05

Sureel A. Choksi
   OSO Awards                        32,921         03/01/05      109,984        535,564          -              490,884
                                     74,405         06/01/05
                                     74,405         09/01/05
                                     74,405         12/01/05
   C-OSO Awards(4)                  200,000         09/01/05         -              -             -            1,604,096

John F. Waters, Jr.
   OSO Awards                        19,753         03/01/05       98,103        403,808          -              450,236
                                     44,643         06/01/05
                                     68,244         09/01/05
                                     68,244         12/01/05
   C-OSO Awards(4)                  100,000         09/01/05         -             -              -            1,152,443

Thomas C. Stortz
   OSO Awards                        25,020         03/01/05      164,478        399,367          -              373,072
                                     56,548         06/01/05
                                     56,548         09/01/05
                                     56,548         12/01/05
   C-OSO Awards(4)                  100,000         12/01/05         -             -               -             878,432

Kevin J. O'Hara
   OSO Awards                        72,426         03/01/05      364,798        700,925           -           1,079,947
                                    163,691         06/01/05
                                    163,691         09/01/05
                                    163,691         12/01/05
   Year-end OSO(3)                  290,022         12/01/05

Charles C. Miller, III
   OSO Awards                        52,673         03/01/05       64,398        744,202           -            785,419
                                    119,048         06/01/05
                                    119,048         09/01/05
                                    119,048         12/01/05
   Year-end OSO(3)                  195,765         12/01/05

R. Douglas Bradbury
   OSO Awards                        46,089         03/01/05      328,849        822,028           -            687,241
                                    104,167         06/01/05
                                    104,167         09/01/05
                                    104,167         12/01/05
   Year-end OSO(3)                  195,765         12/01/05

     (+) In response to the possibility of the need to use available cash to settle OSO exercises in the case of relatively strong common stock price appreciation, James Q. Crowe, CEO, R. Douglas Bradbury, Executive Vice President and Vice

     Chairman and all other non-employee members of the Board of Directors have agreed to irrevocably waive the right to exercise any OSOs or C-OSOs granted to them during 2001 and the first quarter of 2002. In addition, Kevin J. O'Hara, President and COO and Charles C. Miller, III, Executive Vice President and Vice Chairman and each of the 11 Group Vice Presidents of the Company, have agreed to irrevocably waive the right to exercise any OSOs or C-OSOs granted to them during 2001 and the first quarter of 2002 to the extent that the aggregate number of shares of Level 3 Common Stock that could be issued upon exercise of any of those OSOs or C-OSOs would exceed an aggregate of 275,000 shares of Level 3 Common Stock per individual. Although these waivers have been granted without any conditions, the Board has the right to modify or terminate these waivers, in whole or in part, in its sole discretion. The Board may consider the approval of the 1995 Stock Plan Proposal, or the performance of the Level 3 Common Stock over time, or the rate at which employees exercise awards issued under the 1995 Stock Plan or the rates of employee attrition, or a combination of these factors or other relevant factors, in determining whether to modify or terminate, in whole or in part, these waivers over time.

     (1) An OSO award vests in equal quarterly installments over two years. No OSO award, including a vested OSO award, granted prior to March 1, 2001 can be exercised until the second anniversary of the date of its grant. OSO awarded after the March 1, 2001 awards can be exercised upon vesting. The OSO awards provide for acceleration of vesting and the lifting of the two year prohibition on exercise (with respect to OSO awards granted prior to March 1, 2001) in the event of a change of control, as defined in the Level 3 1995 Stock Plan (as amended on April 1, 1998).

     (2) OSO value at December 31, 2001 has been computed based upon the OSO formula and multiplier as of that date. The value of an OSO is subject to change based upon the performance of the Level 3 Common Stock relative to the performance of the Standard & Poor's 500 Index from the time of the grant of the OSO award until the award has been exercised.

     (3) A Special OSO grant was awarded in December 2001. These OSOs will vest 100% at the end of three years from the date of grant; provided, however, that the vesting schedule will be modified retroactive to the date of grant to vesting in equal quarterly installments over a two-year period if the Compensation Committee determines that the objectives of the Program described in the Compensation Committee Report have been achieved. In addition, these awards provide for acceleration of vesting in the event of a change of control, as defined in the Level 3 1995 Stock Plan (as amended on April 1, 1998). Since the Compensation Committee has retained the discretion to make a partial or interim assessment, a pro rata portion of these OSOs may have the vesting schedule modified. In addition, Mr. Walter Scott, Chairman of the Level 3 Board of Directors, received a grant of 145,011 OSOs in December 2001 subject to the same vesting provisions. See "Compensation Committee Report."

     (4) Messrs. Choksi, Waters and Stortz each also received a grant of Convertible Outperform Stock Options (C-OSOs) of 200,000, 100,000 and 100,000, respectively on September 1, 2001. These C-OSOs will vest in equal quarterly installments over a period of three years at the rate of 1/12 of the total for each quarter. The C-OSO awards provide for acceleration of vesting in the event of a change of control, as defined in the Level 3 1995 Stock Plan (as amended on April 1, 1998). At December 31, 2001, of these C-OSOs, 16,667, 8,334 and 8,334 were exercisable for Messrs. Choksi, Waters and Stortz, respectively.

Section 16(a) Beneficial Ownership Reporting Compliance

     To Level 3's knowledge, no person that was a director, executive officer or beneficial owner of more than 10% of the outstanding shares of Level 3 Common Stock failed to timely file all reports required under Section 16(a) of the Securities Exchange Act of 1934.

Directors' Compensation

     During 2001, each of the directors of the Company who were not employed by the Company during 2001 received fees consisting of an annual retainer that was paid in the form of quarterly grants of OSOs in the aggregate amount of 10,245 awards. Messrs. Yanney and Julian each received an additional aggregate grant of 513 OSOs as additional compensation for serving as chairman of the Compensation Committee and Audit Committee, respectively. In addition, each member of the Board of Directors other than Walter Scott, Jr., Chairman of the Board, received a special grant of OSOs on December 1, 2001 in the amount of 13,200 OSOs. These special grant OSOs will vest 100% at the end of three years from the date of grant; provided, however, that the vesting schedule will be modified retroactive to the date of grant to vesting in equal quarterly installments over a two year period if the Compensation Committee determines that the objectives of the Program described in the Compensation Committee Report have been achieved. Since the Compensation Committee has retained the discretion to make a partial or interim assessment, a pro rata portion of these OSOs may have its vesting schedule modified. Mr. Walter Scott, Jr. received a grant of 145,011 OSOs in December 2001 subject to the same vesting provisions. As of December 31, 2001, all OSOs granted to directors as payment of directors fees had a value of $231,453 and $235,936 for directors that chair committees of the Board of Directors.

Equity Compensation Plan Information

     Level 3 has only one equity compensation plan - The 1995 Stock Plan (Amended and Restated as of April 1, 1998) - under which Level 3 may issue shares of Common Stock to employees, officers, directors and consultants. This plan has been approved by the Company's stockholders. The following table provides information about the shares of Level 3's common stock that may be issued upon exercise of awards under the 1995 Stock Plan as of December 31, 2001.

                                 Number of securities
                                   to be issued upon             Weighted-average            Number of securities
                                      exercise of               exercise price of           remaining available for
                                 outstanding options,          outstanding options,      future issuance under equity
       Plan Category             warrants and rights(+)         warrants and rights(+)(++)  compensation plans
----------------------------    ------------------------     -------------------------   ------------------------------
Equity compensation plans
approved by stockholders              63,084,399                      $17.61                       6,915,601

Equity compensation plans
not approved by
stockholders............                   -                           -                              -

(+) Includes awards of Outperform Stock Options ("OSOs"), Convertible Outperform Stock Options ("C-OSOs") and Special Recognition Outperform Stock Options ("SR-OSOs"). For purposes of this table, these securities are considered to use a single share of Level 3 Common Stock from the total number of shares reserved for issuance under the 1995 Stock Plan. See "1995 STOCK PLAN PROPOSAL" below for additional information regarding the 1995 Stock Plan.

(++) Includes weighted-average exercise price of outstanding OSOs, C-OSOs and SR-OSOs at the date of grant. The exercise price of an OSO, C-OSO and SR-OSO is subject to change based upon the performance of the Level 3 Common Stock relative to the performance of the Standard & Poor's 500 Index from the time of the grant of the award until the award has been exercised.

Certain Relationships and Related Transactions

     The Company permits the personal use of its aircraft by certain members of senior management of the Company. This personal use of the Company's aircraft is done pursuant to an Aircraft Time-Share Agreement, which provides that the Company will charge the individual the cost to operate the aircraft as allowed by Part 91 of the U.S. Federal Aviation Administration regulations for personal use of corporate aircraft. The Company received a total payment in the amount of $108,087 from Mr. Crowe under his agreement for the period November 2000 through November 2001 and a total payment in the amount of $74,691 from Mr. Kevin J. O'Hara, President, Chief Operating Officer and Director under his agreement for the same period.

     During 2001 the Company made loans to certain executive officers and employees of the Company pursuant to parameters adopted and administered by the Compensation Committee of the Board of Directors. The parameters are: (i) any loan greater than $250,000 must be collateralized with personal or real property acceptable to the Company; (ii) any loan up to $500,000 must be approved by the Chief Executive Officer; (iii) any loan greater than $500,000 must be approved by the Chairman of the Compensation Committee of the Board of Directors;
(iv) the loan shall bear interest at the prime rate; and (v) at any one time, the total loans outstanding shall not exceed $15 million unless this maximum amount is modified by the Compensation Committee of the Board of Directors. At the present time, the total loans outstanding to employees, including executive officers, is approximately $7.25 million.

     In June 2001, the Company lent $6,000,000 to Mr. O'Hara. This loan bears interest at the prime rate of interest in effect at the time the loan was made. The principal amount of this loan as well as all interest payments are payable on June 30, 2002 or at any time prior to that date without penalty. In addition, the loan is secured by certain of Mr. O'Hara's personal and real property assets. On March 25, 2002, Mr. O'Hara repaid $3,709,873 of the principal amount of this loan and interest of approximately $290,100. After taking these payments into account, the outstanding balance of this loan is $2,290,126. The interest rate on this loan was adjusted on January 1, 2002, to the prime rate of interest as of January 1, 2002. Effective June 1, 2002, the maturity date of Mr. O'Hara's loan was amended to be extended to June 30, 2003.

     In July 2001, the Company lent to Mr. Thomas C. Stortz, Group Vice President, General Counsel and Secretary of the Company, $1,000,000. This loan bears interest at the prime rate of interest in effect at the time the loan was made. The principal amount of this loan as well as all interest payments are payable on June 30, 2002 or at any time prior to that date without penalty. In addition, the loan is secured by certain of Mr. Stortz's personal and real property assets. On March 14, 2002, Mr. Stortz repaid $300,000 of the principal amount of this loan and interest of approximately $74,600. After taking these payments into account, the outstanding balance of this loan is $700,000. The interest rate on this loan was adjusted on January 1, 2002, to the prime rate of interest as January 1, 2002. Effective June 1, 2002, the maturity date of Mr. Stortz's loan was amended to be extended to June 30, 2003.

     In October 2001, the Company lent to Mr. John F. Waters, Jr., Group Vice President, Chief Technology Officer of the Company, $100,000. This loan bears interest at the prime rate of interest at the time the loan was made. The principal amount of this loan as well as all interest payments are payable on June 1, 2002 or at any time prior to that date without penalty. The interest rate on this loan was adjusted on January 1, 2002, to the prime rate of interest as of January 1, 2002. Effective June 1, 2002, the maturity date of Mr. Water's loan was amended to be extended to June 1, 2003.

     On February 21, 2002, Level 3 Holdings, Inc., a wholly owned subsidiary of the Company, agreed to acquire from Mr. McCourt, a director of the Company, his entire interest in Level 3 Telecom Holdings, Inc., the Company's subsidiary that indirectly holds the Company's ownership interests in RCN Corporation and Commonwealth Telephone Enterprises, Inc. The total consideration paid to Mr. McCourt in this transaction was $15,000,000 and was paid in cash. As a result of this transaction, Level 3 Telecom Holdings, Inc. is now an indirect, wholly owned subsidiary of the Company.

     Messers. Scott, Crowe, Bay, Grewcock and Stinson are members of the Board of Directors of Peter Kiewit Sons', Inc. ("PKS") as well as members of the Board of Directors of the Company. Mr. Stinson is also the chief executive officer of PKS.

     On June 18, 1998, Level 3 entered into a contract with PKS for the construction of Level 3's nearly 16,000 mile North American intercity network. Construction of the North America intercity network was completed during 2001. Level 3 has also entered into various other agreements with PKS including agreements for construction activities relating to its local networks, gateway facilities and its Broomfield, Colorado, headquarters facilities. For the year ended December 31, 2001, the Company incurred $693 million in aggregate costs under these agreements to PKS, of which approximately $638 million related to network construction activities and approximately $55 million related to the construction of corporate facilities. Through December 31, 2001, PKS had the opportunity to earn an award fee with respect to the construction of the intercity network, the amount of which was based on cost and speed of construction, quality, safety and program management. The award fee was determined by Level 3's assessment of PKS' performance in each of these areas. In 2001, the Company's final accrual for the award fee was approximately $10 million, which is included in the $693 million indicated above.

     The Company issued approximately 9.8 million warrants to PKS as payment for certain construction services rendered in 2001. PKS subsequently sold equal parts of a total of 3,029,680 warrants to each of Messrs. Scott and Grewcock, directors of the Company. The warrants, which allow PKS to purchase Common Stock at $8 per share, were fully vested at issuance and will expire on June 30, 2009. The fair value of the warrants granted in 2001 was $32 million, calculated using the Black-Scholes valuation model with a risk free interest rate of 4.8% and an expiration date of June 30, 2009. The Company used an expected volatility rate of 70% to value the warrants. The warrants also contain customary anti-dilution protections and registration rights including a single demand registration right that can only be exercised after December 31, 2003 and unlimited co-registration or piggyback registration rights. PKS has pledged its remaining warrants as collateral to Level 3 while the two parties resolve outstanding claims with regard to the North American intercity network. If it is determined through the dispute resolution process, that PKS is liable for certain claims, these claims may be settled, at Level 3's option, by payment of cash by PKS, or by PKS returning all or part of the outstanding warrants having equivalent value.

     On March 11,  2002,  the  Company  executed  a Warrant  Agreement  with Mr.
Grewcock relating to the issuance of warrants to purchase an aggregate of 1,514,840 shares of Common Stock of the Company. These warrants were originally issued to PKS and were subsequently purchased by Mr. Grewcock from PKS. The warrants have an exercise price of $8.00, are fully vested and expire on June 30, 2009. The warrants also contain the same terms, conditions and rights as the warrants issued to PKS and described above.

     In addition, on April 15, 2002, the Company executed a Warrant Agreement with Mr. Scott relating to the issuance of warrants to purchase an aggregate of 1,514,840 shares of Common Stock of the Company. These warrants were originally issued to PKS and were subsequently purchased by Mr. Scott from PKS. The warrants have an exercise price of $8.00, are fully vested and expire on June 30, 2009. The warrants also contain the same terms, conditions and rights as the warrants issued to PKS and described above.

     Level 3 and PKS are parties to various aircraft operating agreements pursuant to which PKS provides Level 3 with aircraft maintenance, operations and related services. During 2001, Level 3 incurred costs to PKS of less than $100,000 pursuant to these agreements.

     In connection with the Split-off, Level 3 and PKS entered into various agreements intended to implement the Split-off, including a separation agreement and a tax-sharing agreement.

     Separation Agreement. Level 3 and PKS entered into a separation agreement (the "Separation Agreement") relating to the allocation of certain risks and responsibilities between PKS and Level 3 after the Split-off and certain other matters. The Separation Agreement provides that each of PKS and Level 3 will indemnify the other with respect to the activities of its subsidiary business groups, except as specifically provided under other agreements between the companies. The cross-indemnities are intended to allocate financial responsibility to PKS for liabilities arising out of the construction businesses formerly conducted by Level 3, and to allocate to Level 3 financial responsibility for liabilities arising out of the non-construction businesses conducted by Level 3. The Separation Agreement also allocates between PKS and Level 3 certain corporate-level risk exposures not readily allocable to either the construction businesses or the non-construction businesses.

     The Separation Agreement provides that each of Level 3 and PKS will be granted access to certain records and information in the possession of the other company, and requires that each of Level 3 and PKS retain all such information in its possession for a period of ten years following the Split- off. Under the Separation Agreement, each company is required to give the other company prior notice of any intention to dispose of any such information.

     The Separation Agreement provides that, except as otherwise set forth therein or in any related agreement, costs and expenses in connection with the Split-off will be paid 82.5% by Level 3 and 17.5% by PKS. On March 18, 1998, Level 3 and PKS entered into an amendment to the Separation Agreement that provides that PKS will bear substantially all of those expenses if the Level 3 Board determined to force conversion of all outstanding Class R Stock of Level 3 on or before July 15, 1998 (a "Forced Conversion Determination").

     The Level 3 Board made such a determination and, accordingly, substantially all of those expenses will be borne by PKS.

     Tax Sharing Agreement. Level 3 and PKS have entered into a tax sharing agreement (the "Tax Sharing Agreement") that defines each company's rights and obligations with respect to deficiencies and refunds of federal, state and other taxes relating to operations for tax years (or portions thereof) ending prior to the Split-off and with respect to certain tax attributes of Level 3 and PKS after the Split-off. Under the Tax Sharing Agreement, with respect to periods (or portions thereof) ending on or before the Split-off, Level 3 and PKS generally will be responsible for paying the taxes relating to such returns (including any subsequent adjustments resulting from the redetermination of such tax liabilities by the applicable taxing authorities) that are allocable to the non-construction business and the construction business, respectively.

     The Tax Sharing Agreement also provides that Level 3 and PKS will indemnify the other from certain taxes and expenses that would be assessed on PKS and Level 3, respectively, if the Split-off were determined to be taxable, but solely to the extent that such determination arose out of the breach by Level 3 or PKS, respectively, of certain representations made to the Internal Revenue Service in connection with the private letter ruling issued with respect to the Split-off. Under the Tax Sharing Agreement, if the Split-off were determined to be taxable for any other reason, those taxes and certain other taxes associated with the Split-off (together, "Split-off Taxes") would be allocated 82.5% to Level 3 and 17.5% to PKS. The Tax Sharing Agreement, however, provides that Split-off Taxes will be allocated one-half to each of Level 3 and PKS if a Forced Conversion Determination is made. As a result of the Forced Conversion Determination, the Split-off Taxes would be so allocated. Finally, the Tax Sharing Agreement provides, under certain circumstances, for certain liquidated damage payments from Level 3 to PKS if the Split-off were determined to be taxable, which are intended to compensate stockholders of PKS indirectly for taxes assessed upon them in that event. Those liquidated damage payments, however, are reduced because of the Forced Conversion Determination.

     Mine Management Agreement. In 1992, PKS and Level 3 entered into a mine management agreement (the "Mine Management Agreement") pursuant to which a subsidiary of PKS, Kiewit Mining Group Inc. ("KMG"), provides mine management and related services for Level 3's coal mining properties. In consideration of the provision of such services, KMG receives a fee equal to 30% of the adjusted operating income of the coal mining properties. Level 3 incurred expenses for services provided by KMG under the Mine Management Agreement of $5 million for the year ended December 31, 2001. The term of the Mine Management Agreement expires on January 1, 2016.

     In connection with the Split-off, the Mine Management Agreement was amended to provide KMG with a right of offer in the event that Level 3 were to determine to sell any or all of its coal mining properties. Under the right of offer, Level 3 would be required to offer to sell those properties to KMG at the price that Level 3 would seek to sell the properties to a third party. If KMG were to decline to purchase the properties at that price, Level 3 would be free to sell them to a third party for an amount greater than or equal to that price. If Level 3 were to sell the properties to a third party, thus terminating the Mine Management Agreement, it would be required to pay KMG an amount equal to the discounted present value to KMG of the Mine Management Agreement, determined, if necessary, by an appraisal process.

                          THE 1995 STOCK PLAN PROPOSAL

     Subject to the requisite affirmative stockholder vote at the Annual Meeting, the Board has adopted an amendment to the Company's 1995 Stock Plan (Amended and Restated as of April 1, 1998) (the "Plan") increasing the aggregate number of shares of common stock (the "Shares") for issuance thereunder by 50,000,000 shares to a total of 100,728,914 shares at May 31, 2002. The Company is seeking stockholder approval of the Plan in order to comply with the requirements of The Nasdaq National Market as well as Sections 162(m) and 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The following summary of the Plan is qualified in its entirety by express reference to the text of the Plan, a copy of which is on file with the Securities and Exchange Commission.

Purpose

     Since the Plan was first enacted in 1995 and as amended in April 1998, the primary purpose of the Plan has been to increase the value of Shares and the profitability of the Company and its subsidiaries (i) by enabling the Company to attract, retain, motivate and reward certain employees, directors and service providers and (ii) by aligning the interests of those employees, directors and service providers with the interests of the Company and the holders of Shares.

     In order to attract and retain highly qualified employees, the Company believes that it is important to provide a work environment that encourages each individual to perform to his or her potential and facilitates cooperation towards shared goals and a compensation program designed to attract the kinds of individuals the Company needs and to align employees' interests with the Company's stockholders.

     Background on Compensation Programs. With respect to compensation programs, the Company believes that short-term financial rewards alone are not sufficient to attract and retain qualified employees, and a properly designed long-term compensation program is a necessary component of employee recruitment and retention. In this regard the Company's philosophy is to pay annual cash salary compensation that is moderately less than the annual cash salary compensation paid by competitors and an annual performance-based cash bonus, which, if the Company's annual goals are met, when added to the annual cash salary cash compensation results in a total that is moderately greater than the total annual cash compensation paid on average by competitors. The Company's non-cash benefit programs (including medical and health insurance, life insurance, disability insurance, etc.) are designed to be comparable to those offered by its competitors.

     The Company continues to believe that the qualified candidates it seeks, as well as the current employees it wants to retain and motivate, place particular emphasis on equity-based long term incentive ("LTI") programs. The Company currently has two complementary programs, both of which are offered pursuant to the Plan: (i) the equity-based "Shareworks" program, which helps ensure that employees have an ownership interest in the Company and are encouraged to invest in the Company's common stock; and (ii) an innovative stock-indexed program referred to as the Outperform Stock Option ("OSO") program. The Shareworks program currently enables employees to contribute up to 7% of their compensation toward the purchase of restricted common stock, which purchases are matched one for one by the Company. If an employee remains employed by the Company for three years from the date of purchase, the shares that are contributed by the Company vest. The shares that are purchased by the employee are vested at the time of purchase. The Shareworks program also provides that, subject to satisfactory Company performance, the Company's employees will be eligible annually for grants by the Company of Level 3 Common Stock of up to a set percentage of the employees' compensation determined by the Compensation Committee of the Board of Directors, all of which shares will vest three years from the employee's first grant date. For the year ended December 31, 2001, the Company granted a 5% grant to eligible employees.

     The Company has adopted the OSO program, which differs from LTI programs generally adopted by many public companies in which employees are typically eligible for conventional non-qualified stock options ("NQSOs"). NQSO programs generally award the recipient the right to purchase stock at a fixed price, typically at the price on the date the NQSO was granted. While widely adopted, the Company believes such NQSO programs sometimes reward employees even if company stock price performance is inferior to investments of similar risks, dilute public stockholders in a manner not directly proportional to performance and fail to provide a preferred return on stockholders' invested capital over the return to option holders. The Company believes that the OSO program is superior to an NQSO-based program with respect to these issues while, at the same time, providing employees a success-based reward balancing the associated risk.

     The Company's OSO program has been the primary component of Level 3's stock based LTI compensation programs. The Company designed the OSO program so that the Level 3 Common Stock price performance must exceed a broad-based, market stock index before OSO holders receive any return on their options. In other words, the Level 3 Common Stock price must pass a "hurdle" of a stock index growth prior to the OSO having any value upon exercise. Currently, the broad-based, market stock index used in the OSO program is the Standard & Poor's 500 Index, although the Compensation Committee reserves the right to select another broad-based, market stock index for use in this program.

     The Company believes that an OSO-style program better aligns employees' and stockholders' interests by basing stock option value on the Company's ability to outperform the market in general, as measured by the relative performance of the Company's common stock to the Standard & Poor's 500 Index. The value received for options under the OSO plan is based on a formula involving a multiplier related to how much the Company's common stock outperforms the Standard & Poor's 500 Index. Participants in the OSO program do not realize any value from options unless the Level 3 Common Stock price outperforms the Standard & Poor's 500 Index. To the extent that the Level 3 Common Stock outperforms the Standard & Poor's 500, the value of OSOs to an option holder may exceed the value of NQSOs issued to comparable employees at other companies. For a more detailed description of the mechanics of the OSO program, see "Awards - Options - Indexed Stock Options (Outperform Stock Options), below.

     In July 2000, the Company adopted a convertible outperform stock option program, ("C-OSO") as an extension of the existing OSO program. The program is a component of the Company's ongoing employee retention efforts and offers similar features to those of an OSO, but provides an employee with the greater of the value of a single share of the Company's common stock at exercise, or the calculated OSO value of a single OSO at the time of exercise.

     As of May 31, 2002, the number of awards under the Plan that were vested and exercisable, including, OSOs, NQSOs, Shareworks and restricted stock, would require the issuance of 7,959,063 Shares if all of those awards had been exercised on that date (assuming a Level 3 Common Stock price of $4.50 on May 31, 2002 and an OSO, C-OSO and SR-OSO value based on a $4.50 Level 3 Common Stock price). In addition, as of May 31, 2002, the Company has issued 19,271,086 Shares in connection with the exercise of awards under the Plan.

     Compensation Philosophy. As stated above, since late 1997 the Company adhered to a compensation philosophy that includes the payment of annual cash compensation, which, if the Company's annual goals are met, is moderately greater than the cash compensation paid on average by competitors, and the delivery of equity based, LTI compensation that is based on the performance of the Level 3 Common Stock. In determining the levels of grants of LTI compensation, the Company has strived to deliver approximately 25 percent of the "outperformance" value of the Level 3 Common Stock to employees. The Compensation Committee defines "outperformance" as the increase in the price of a share of Level 3 Common Stock from the date of grant until the date of exercise, relative to the increase in a broad-based, market stock index such as the Standard & Poor's 500 Index.

     As a result of the recent levels of common stock price performance and certain economic conditions, the Company has re-evaluated its compensation philosophy for determining future grants of LTI compensation awards. The Compensation Committee of the Board has determined that LTI compensation grants by the Company are to be set at levels necessary to control the overall amount of dilution to public stockholders, even in the situation of extreme common stock price appreciation, while maintaining the goal of delivering on average no more than approximately 25 percent of the outperformance to employees. The Company believes that if modifications to the LTI compensation grants are not made, in situations of relatively strong Level 3 Common Stock price performance (that is, stock price appreciation that is in excess of at least 100% per year from current price levels), LTI compensation grants could lead to unacceptable levels of dilution to public stockholders and the delivery of an unacceptable percentage of outperformance to employees.

     Rationale for Increase in Number of Reserved Shares. In December 1997, the Company's stockholders approved the reservation of 35,000,000 million shares of Common Stock for purposes of the Plan, which amount was automatically increased to 70,000,000 as a result of the Company's dividend of a single share of Common Stock for each outstanding share of Common Stock in August 1998. The OSO program was first introduced in April 1998. Although the Company has used shares reserved under the Plan for the issuance of NQSOs, Restricted Stock and Shareworks, the primary use of shares reserved under the Plan has been in connection with the grant of LTI compensation awards (that is, OSOs and C-OSOs). As of May 31, 2002, the Company has issued 19,271,086 shares of Level 3 Common Stock in connection with the exercise of awards issued under the Plan.

     The grant of traditional NQSOs requires the use of one share of common stock reserved under the plan for each share to be issued upon exercise of the NQSO. Only a single share is required to be used from the share reservation because the maximum number of shares that can be issued upon exercise can not exceed the number of shares specified in the grant of the NQSO. This maximum number is known at the time of grant. The likelihood of all of those shares being exercised prior to expiration of the NQSO may be greater than with a Level 3 OSO, because an NQSO is likely to be exercised at even a modest gain in stock price rather than being allowed to expire without exercise.

     In contrast to an NQSO, the granting of a Level 3 OSO in situations of relatively strong Level 3 Common Stock price performance (that is, stock price appreciation that is in excess of at least 100% per year from current price levels) could require the use of up to approximately eight Shares from the share reserve for each award granted to fully stock settle an OSO exercise. In contrast to an NQSO, eight Shares from the share reserve is needed to allow the Company to settle the exercise of an OSO in stock when the relative performance of the Level 3 Common Stock price between the time of the grant of the OSO and exercise has exceeded the performance of the Standard & Poor's 500 Index by 11 percent or more. If the Level 3 Common Stock price between the time of grant through the time of exercise either has not outperformed the change in the Standard & Poor's 500 Index during that same period, or if the appreciation is not at very high levels, fewer than the full eight shares, even as few as zero shares, will be needed at the time of exercise. In the event that the Company does not or can not settle OSO exercises with the issuance of Shares either because insufficient shares are available or because it elects not to do so, the Company is required to settle the exercise of OSOs with available cash on hand, which could, in the circumstance of extreme Level 3 Common Stock performance, require the use of a significant amount of cash.

     In early 2001, Level 3 continued to issue grants of LTI compensation awards based on the objective to deliver LTI compensation in order to attract, retain and motivate employees, while striving to deliver approximately 25 percent of the outperformance to the employee. During the course of the year, the Compensation Committee also considered other factors in setting levels of grants of LTI compensation awards, including controlling the overall amount of dilution to public stockholders.

     From 1998 until the early portion of 2001, the determination of the amount of LTI compensation that an employee was targeted to receive along with the value of the award resulted in the number of awards that an employee was to receive. As a result of the level of the Level 3 Common Stock price, the number of awards that were required to be made in order to continue to deliver the desired amount of LTI compensation to the Company's employees resulted in the grant of awards at levels that under situations of relatively strong Level 3 Common Stock price performance would exhaust the Shares reserved under the Plan. As a result, in order to continue to attract, retain and motivate the employees that are necessary to execute the Company's business plan and to continue the Company's LTI compensation programs for the next 12 months, the Board believes that the number of Shares to be reserved for issuance under the Plan should be increased.

     Although the Company believes that the existing grants of LTI compensation awards were necessary to attract, retain, motivate and reward the people necessary to implement the Company's business plan, the Board believes that these levels of LTI compensation awards could, in the case of relatively strong common stock price growth (that is, stock price appreciation that is in excess of at least 100% per year from current price levels), lead to the need to use a significant amount of the Company's available cash for the settlement of OSO exercises. In response to the possibility of the need to use available cash to settle OSO exercises, James Q. Crowe, CEO and R. Douglas Bradbury, Executive Vice President and Vice Chairman and all other non-employee members of the Board of Directors have agreed to irrevocably waive the right to exercise any OSOs or C-OSOs granted to them during 2001 and the first quarter of 2002. In addition, Kevin J. O'Hara, President and COO and Charles C. Miller, III, Executive Vice President and Vice Chairman and each of the 11 Group Vice Presidents of the Company, have agreed to irrevocably waive the right to exercise any OSOs or C-OSOs granted to them during 2001 and the first quarter of 2002 to the extent that the aggregate number of shares of Level 3 Common Stock that could be issued upon exercise of any of those OSOs or C-OSOs would exceed an aggregate of 275,000 shares of Level 3 Common Stock per individual. The Company believes that taking into account these voluntary restrictions, there are sufficient shares available under the Plan to settle exercises of previously granted OSOs. Although these waivers have been granted without any conditions, the Board has the right to modify or terminate these waivers, in whole or in part, in its sole discretion. The Board may consider the approval of the 1995 Stock Plan Proposal, or the performance of the Level 3 Common Stock over time, or the rate at which employees exercise awards issued under the 1995 Stock Plan or the rates of employee attrition, or a combination of these factors or other relevant factors, in determining whether to modify or terminate, in whole or in part, these waivers over time.

     Ramifications of Failure to Receive Approval. The Board believes that the stockholders' failure to approve the proposal to increase the number of shares reserved for issuance under the Plan would require the redesign of the Company's compensation programs the result of which would be for the Company to use a significantly greater portion of the Company's cash on hand and cash generated by operations to compensate its employees. In addition, in the event that the Company continues to issue OSOs and it is unable to settle OSO exercises with the issuance of Shares, the Company would be required to settle the exercise of OSOs with available cash on hand, which could, in the circumstance of extreme Level 3 Common Stock performance, require the use of a significant amount of cash. Finally, since the Company continues to believe that the qualified candidates it seeks, as well as the current employees that it seeks to retain and motivate, place particular emphasis on equity-based LTI programs, it is possible that a compensation program that emphasizes cash payments and de-emphasizes equity based programs would not allow the Company to adequately attract, retain and motivate these employees.

Administration

     The Plan is administered by the Compensation Committee (the "Committee") of the Board. The Committee, in its sole discretion, determines which individuals may participate in the Plan and the type, extent and terms of the Awards to be granted. In addition, the Committee interprets the Plan and makes all other determinations with respect to the administration of the Plan.

Awards

     The Plan allows for the grant of options ("Options"), restricted Shares ("Restricted Shares") and other Share-based awards (Options, Restricted Shares and other Share-based awards are referred to herein as "Awards") to employees and non-employee directors of, and persons or entities which provide significant services to, the Company and its affiliates who are selected by the Committee for participation. As of May 31, 2002, the approximate number of persons eligible to participate in the Plan was 3,488. The Board has determined that the additional 50,000,000 Shares reserved for issuance under the Plan will be used only in connection with the granting of, or settlement of exercise of, indexed stock options or OSOs.

     In order to qualify as a "performance based compensation plan" as defined under Internal Revenue Code Section 162(m), the Plan is required to indicate the maximum number of awards an individual may be granted during any calendar year as well as the maximum number of awards that can be granted to an individual during the life of the plan. Therefore, for purposes of Section 162(m), the maximum number of awards that any individual can receive under the Plan in any single calendar year is 3,000,000. In addition, for purposes of Section 162(m), no more than 15 million awards may be granted to any one individual during the life of the Plan. Each of these limitations will be determined prior to the application of the indexed stock option or OSO performance multiplier (the "Multiplier") of no greater than eight (8), where the Multiplier is based on the comparative performance of the Level 3 Common Stock price to the Standard & Poor's 500 Index.

     Options. Options granted under the Plan may be "incentive stock options" ("ISOs"), within the meaning of Section 422 of the Code, or nonqualified stock options ("NQSOs"); provided, however, that ISOs may only be granted to participants who are also employees of the Company or a subsidiary corporation within the meaning of Section 424 of the Code. The terms of Options granted under the Plan will be set out in option agreements between the Company and participants which will contain such provisions as the Committee from time to time deems appropriate, including the exercise price and expiration date of such Options. The exercise price of the Options is determined by the Committee at the time of grant, provided that in the case of ISOs, the exercise price must be at least the fair market value of the Shares on the date of grant. Upon the exercise of an Option, the amount due the Company may be paid by the holder of the Option (a) in cash; (b) by the surrender of all or part of an Option; (c) by the tender to the Company of Shares acquired by the holder on the open market or owned by the holder for at least six months and registered in his or her name having a fair market value equal to the amount due to the Company; (d) by delivering to the Committee a copy of irrevocable instructions to a stockbroker to deliver promptly to the Company an amount of sale or loan proceeds sufficient to pay the exercise price, in the case of an Option; (e) in other property, rights and credits deemed acceptable by the Committee, including a promissory note; or (f) by any combination of the payment methods specified in (a) through
(e). Notwithstanding the foregoing, any method of payment other than in cash may be used only with the consent of the Committee or if and to the extent so provided in the related option agreement.

     Indexed Stock Options (Outperform Stock Options). Certain awards may be designated by the Committee as indexed stock options or outperform stock options ("OSOs"). OSOs are currently designed to provide management with the incentive to maximize stockholder value and to reward the members of management only when the Share price outperforms the Standard & Poor's 500 Index. The term of an OSO shall be four (4) years from the date of grant (subject to a shorter period upon termination of employment with the Company) after which the OSO shall expire.

     OSOs are granted with an initial exercise price equal to the fair market value on the date of grant (the "Initial Price"). The Initial Price is adjusted upward or downward as of the date of exercise of the OSOs (the "Adjusted Price") by a percentage equal to the aggregate increase or decrease (expressed as a whole percentage point followed by three decimal places) in the Standard and Poor's 500 Index over the period beginning on the date of grant and ending on the trading day immediately preceding the date of exercise of the OSOs.

     Upon exercise of an OSO, the Committee, in its sole discretion, will deliver to the holder with respect to and in cancellation of each Share as to which the OSO is exercised, either (a) a number of whole Shares with a fair market value on the trading day immediately preceding the date of exercise (rounded up to the nearest whole share) equal to the product of (A) the fair market value of a Share on the trading day immediately preceding the date of exercise, less the Adjusted Price, multiplied by (B) the Multiplier, (b) cash equal to the aggregate value of the Shares determined pursuant to clause (a) above, or (c) a combination of Shares and cash, in any proportion the Committee may determine, having the same aggregate value as the Shares determined pursuant to clause (a) above, in each case subject to withholding by the Company.

     In response to changing economic and competitive conditions, the Committee may modify the terms of indexed stock option that are issued in the future, but the terms of such a grant must require the Level 3 Common Stock to have outperformed a broad-based, market stock index before the award has any exercise value.

     Restricted Shares. Restricted Shares may be granted by the Committee in its sole discretion, and such Shares will become unrestricted in accordance with a schedule established by the Committee. Except as set forth in an agreement relating to Restricted Shares, each person who is awarded Restricted Shares will have the entire beneficial ownership of, and all rights and privileges of a stockholder with respect to, the Restricted Shares awarded to him or her, except that Restricted Shares may not be sold, transferred, pledged or otherwise encumbered during the restricted period set by the Committee.

     Other Share-based Awards. The Committee may grant any other Share or Share-related awards to an eligible person under the Plan that the Committee deems appropriate, including, but not limited to, stock appreciation rights, bargain purchases of Shares, bonuses of Shares and the grant of Shares based on performance or upon the satisfaction of other conditions.

Adjustments for Recapitalization, Merger, etc. of the Company

     The aggregate number of Shares available under the Plan, Awards granted under the Plan and any agreements evidencing such Awards, the maximum number of Shares subject to all Awards and the maximum number of shares with respect to which any one person may be granted Awards shall be subject to adjustment or substitution, as determined by the Committee in its sole discretion, as to the number, price or kind of a Share or other consideration subject to such Awards or as otherwise determined by the Committee to be equitable (i) in the event of changes in the outstanding Shares or in the capital structure of the Company by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Award or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, participants in the Plan, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan.

     Notwithstanding the above, in the event that (i) the Company is merged or consolidated with another corporation or entity and, in connection therewith, consideration is received by shareholders of the Company in a form other than stock or other equity interests of the surviving entity; (ii) all or substantially all of the assets of the Company are acquired by another person;
(iii) the reorganization or liquidation of the Company; or (iv) the Company shall enter into a written agreement to undergo an event described in clauses
(i), (ii) or (iii) above, then the Committee may, in its discretion and upon at least 10 days advance notice to the affected persons, cancel any outstanding
Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Awards based upon the price per Share received or to be received by other shareholders of the Company in the event.

Change of Control

     The Committee, in its sole discretion, may (but need not) provide in any Award agreement that, in the event of a Change in Control (as defined in the Plan), notwithstanding any vesting schedule otherwise effective with respect to the Award, (i) in the case of Options or stock appreciation rights, the Award shall become immediately exercisable with respect to 100 percent of the Shares subject thereto, (ii) in the case of Restricted Shares, any restrictions shall expire immediately with respect to 100 percent of such Restricted Shares and
(iii) in the case of any other Award, any other vesting or restricted period to which such Award is subject shall expire as to 100 percent of such Award.

Shares Subject to the Plan

     Subject to the requisite affirmative shareholder vote at the Annual Meeting, the total number of Shares reserved for issuance under the Plan is 100,728,914 as of May 31, 2002. The Board has determined that the additional 50,000,000 Shares reserved for issuance under the Plan will be used only in connection with the granting of, or settlement of exercise of, indexed stock options or OSOs.

Market Value

     The closing price of the Shares on the Nasdaq National Market on June 17, 2002 was $4.03 per share.

Amendment and Termination

     The Committee may amend the Plan from time to time, as it deems appropriate. The Committee, however, may not amend any provision relating to ISOs, the Plan's share reserve or the provision relating to Plan amendment without the approval of the Board. No amendment to this Plan may deprive a participant of any Award or rights with respect to an Award without the participant's consent.

Tax Gross-Up

     The Committee, in its sole discretion, may (but need not) provide in any Award agreement for the payment of additional amounts in respect of the Award in order to make a Participant whole for some or all of the excise taxes imposed on a participant pursuant to Section 4999 of the Code in the event that the grant, exercise, vesting or payment of such Award is deemed to be an "excess parachute payment" for purposes of Section 280G of the Code.

Federal Tax Consequences

     The following is a brief discussion of the Federal income tax consequences of transactions with respect to Options, Restricted Shares and OSOs under the Plan based on the Code, as in effect as of the date of this summary. This discussion is not intended to be exhaustive and does not describe any state or local tax consequences. Holders of awards under the Plan should consult with their own tax advisors.

     ISOs. No taxable income is realized by the optionee upon the grant or exercise of an ISO. If Shares are issued to an optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to such optionee, then (i) upon the sale of such shares, any amount realized in excess of the Option price will be taxed to such optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and (ii) no deduction will be allowed to the Company for Federal income tax purposes.

     If the Shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, generally, (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such Shares at exercise (or, if less, the amount realized on the disposition of such Shares) over the exercise price paid for such Shares and (ii) the Company will be entitled to deduct such amount for Federal income tax purposes if the amount represents an ordinary and necessary business expense. Any further gain (or loss) realized by the optionee upon the sale of the Shares will be taxed as short-term or long-term capital gain (or loss), depending on how long the Shares have been held, and will not result in any deduction by the Company.

     If an ISO is exercised more than three months following termination of employment (subject to certain exceptions for disability or death), the exercise of the Option will generally be taxed as the exercise of a NQSO, as described below.

     For purposes of determining whether an optionee is subject to alternative minimum tax liability, an optionee who exercises an ISO generally would be required to increase his or her alternative minimum taxable income, and compute the tax basis in the Shares so acquired, in the same manner as if the optionee had exercised a NQSO. Each optionee is potentially subject to the alternative minimum tax. In substance, a taxpayer is required to pay the higher of his/her alternative minimum tax liability or his/her "regular" income tax liability. As a result, a taxpayer has to determine his/her potential liability under the alternative minimum tax.

     NQSOs. With respect to NQSOs: (i) no income is realized by the optionee at the time the Option is granted; (ii) generally, at exercise, ordinary income is realized by the optionee in an amount equal to the excess, if any, of the Fair Market Value of the shares on such date over the exercise price, and the Company is generally entitled to a tax deduction in the same amount, subject to applicable tax withholding requirements; and (iii) at sale, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

     Restricted Shares. Participants who receive grants of Restricted Shares generally will be required to include as taxable ordinary income the fair market value of the Restricted Shares at the time they are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (the "Restrictions"), less any purchase price paid by the participant for the Restricted Shares. Thus, taxable income generally will be realized by the participant at the end of the restricted period. However, a participant who so elects under Section 83(b) of the Code (an "83(b) Election") within thirty days of the date of grant of the Restricted Shares will incur taxable ordinary income on the date of grant equal to the excess of the fair market value of such shares of Restricted Shares (determined without regard to the Restrictions) over the purchase price paid by the participant for the Restricted Shares. If the shares subject to an 83(b) Election are forfeited, the participant will be entitled only to a capital loss for tax purposes equal to the purchase price, if any, of the forfeited shares. With respect to the sale of the shares after the restricted period has expired, the holding period to determine whether the participant has long-term or short-term capital gain or loss generally begins when the restrictions expire and the tax basis for such shares generally will be based on the fair market value of the shares on that date. However, if the participant makes an 83(b) Election, the holding period commences on the date of such election and the tax basis will be equal to the fair market value of the shares on the date of the election (determined without regard to the Restrictions). The Company generally will be entitled to a deduction equal to the amount that is taxable as ordinary income to the participant, subject to applicable withholding requirements.

     OSOs. Participants who receive OSOs will be taxed at ordinary income rates, at the time an OSO is exercised, on the fair market value of the Shares and cash received in connection with such exercise, and the Company generally will be entitled to a deduction equal to the amount of ordinary income so recognized.

Special Rules Applicable to Corporate Insiders

     As a result of the rules under Section 16(b) of the Exchange Act ("Section 16(b)"), and depending upon the particular exemption from the provisions of
Section 16(b) utilized, officers and directors of the Company and persons owning more than 10 percent of the outstanding shares of stock of the Company ("Insiders") may not receive the same tax treatment as set forth above with respect to the Options, Restricted Shares and other Share-based awards. Generally, Insiders will not be subject to taxation until the expiration of any period during which they are subject to the liability provisions of Section 16(b) with respect to the sale of such Shares. Insiders should check with their own tax advisers to ascertain the appropriate tax treatment for any particular Award.

New Plan Benefits

     The grant of Options, Restricted Shares and other Share-based awards under the Plan is entirely within the discretion of the Committee. As of the date of the mailing of this proxy statement, the Company cannot determine the number of Option, Restricted Share and other Share-based awards that will be granted in the future. Therefore, we have omitted the tabular disclosure of the benefits or amounts allocated under the Plan.

     The Board unanimously recommends a vote FOR the approval of the 1995 Stock Plan proposal.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of Level 3 Common Stock, as of May 31, 2002, by Level 3's directors, the Named Executive Officers, and directors and executive officers as a group, and each person known by the Company to beneficially own more than 5% of the outstanding Level 3 Common Stock.

                                                            Number of Shares of      Percent of Common Stock
 Name                                                          Common Stock(+)(++)       Beneficially Owned(++)

Walter Scott, Jr.(1) ..................................               37,298,798               8.5%
James Q. Crowe(2) .....................................                6,396,612               1.6
R. Douglas Bradbury(3) ................................                3,165,190                *
Kevin J. O'Hara(4) ....................................                2,043,799                *
Sureel A. Choksi(5)....................................                  202,414                *
John F. Waters, Jr.(6) ................................                  475,232                *
Thomas C. Stortz(7)....................................                  602,266                *
Mogens C. Bay(8).......................................                   35,000                *
William L. Grewcock(9).................................               13,040,268               3.2
Richard R. Jaros(10) ..................................                3,518,898                *
Robert E. Julian(11) ..................................                3,993,580               1.0
Charles C. Miller, III(12).............................                  214,287                *
David C. McCourt(13)...................................                  115,000                *
Kenneth E. Stinson(14).................................                  924,493                *
Colin V.K. Williams(15) ...............................                  323,344                *
Michael B. Yanney (16).................................                   86,460                *
Directors and Executive Officers
   as a Group (17 persons)(17) ........................               70,677,813               15.0

Legg Mason, Inc.(18)...................................               34,322,622               8.7%

*    Less than 1%.

     (+) It is the Company's practice to include in this table the number of shares of Level 3 Common Stock issuable upon exercise of Outperform Stock Options, if any, which are exercisable within 60 days. The value of the Outperform Stock Options is dependent upon the extent to which the Level 3 Common Stock has outperformed the results of the Standard & Poor's 500 Index. The number of shares of Level 3 Common Stock issuable upon exercise of an Outperform Stock Option has been calculated based upon the closing price of the Level 3 Common Stock on May 31, 2002. The number of shares issuable upon exercise of an Outperform Stock Option is therefore subject to change to the extent that the relationship between the price of the Level 3 Common Stock and the results of the Standard & Poor's 500 Index change.

     (++) In response to the possibility of the need to use available cash to settle OSO exercises in the case of relatively strong Level 3 Common Stock price growth, James Q. Crowe, CEO, R. Douglas Bradbury, Executive Vice President and Vice Chairman and all other non-employee members of the Board of Directors have agreed to irrevocably waive the right to exercise any OSOs or C-OSOs granted to them during 2001 and the first quarter of 2002. In addition, Kevin J. O'Hara, President and COO and Charles C. Miller, III, Executive Vice President and Vice Chairman and each of the 11 Group Vice Presidents of the Company, have agreed to irrevocably waive the right to exercise any OSOs or C-OSOs granted to them during 2001 and the first quarter of 2002 to the extent that the aggregate number of shares of Level 3 Common Stock that could be issued upon exercise of any of those OSOs or C-OSOs would exceed an aggregate of 275,000 shares of Level 3 Common Stock per individual. Although these waivers have been granted without any conditions, the Board has the right to modify or terminate these waivers, in whole or in part, in its sole discretion. The Board may consider the approval of the 1995 Stock Plan Proposal, or the performance of the Level 3 Common Stock over time, or the rate at which employees exercise awards issued under the 1995 Stock Plan or the rates of employee attrition, or a combination of these factors or other relevant factors, in determining whether to modify or terminate, in whole or in part, these waivers over time.

(1) Includes 99,700 shares of Level 3 Common Stock held by the Suzanne Scott Irrevocable Trust as to which Mr. Scott shares voting and investment powers and 383,502 shares of Level 3 Common Stock issuable upon conversion of $25 million in principal amount of our 6% convertible subordinated notes that Mr. Scott holds. In addition, includes 1,514,840 shares of

     Level 3 Common Stock issuable upon the exercise of warrants held by Mr. Scott. Excludes 21,109 shares of Level 3 Common Stock issuable upon the exercise of vested OSOs.

(2) Includes 520,000 shares of Level 3 Common Stock held by The Cherry Creek Trust, of which Mr. Crowe is the sole beneficiary. This number excludes 264,621 shares of Level 3 Common Stock issuable upon the exercise of vested OSOs.

(3) Includes 905,000 shares of Level 3 Common Stock subject to vested non-qualified stock options. This number excludes 86,156 shares of Level 3 Common Stock issuable upon the exercise of vested OSOs.

(4) Includes 46,000 shares of Level 3 Common Stock held by Kevin J. O'Hara Family LTD Partnership. Includes 450,000 shares of Level 3 Common Stock subject to vested non-qualified stock options. Also includes 135,389 shares of Level 3 Common Stock issuable upon the exercise of vested OSOs.

(5)  Includes   90,000  shares  of  Level  3  Common  Stock  subject  to  vested non-qualified stock options. Also includes 70,414 shares of Level 3 Common Stock issuable upon the exercise of vested OSOs and C-OSOs.

(6) Includes 402,500 shares of Level 3 Common Stock subject to vested non-qualified stock options. Also includes 71,232 shares of Level 3 Common Stock issuable upon the exercise of vested OSOs and C-OSOs.

(7) Includes 150,000 shares of Level 3 Common Stock subject to vested non-qualified stock options. Also includes 54,266 shares of Level 3 Common Stock issuable upon the exercise of vested OSOs and C-OSOs.

(8) Excludes 2,586 shares of Level 3 Common Stock issuable upon the exercise of vested OSOs.

(9) Includes 1,154,640 shares of Level 3 Common Stock held by Grewcock Family Limited Partnership. Includes 351,230 shares of Level 3 Common Stock held by the Bill & Berniece Grewcock Foundation as to which Mr. Grewcock shares voting and investment powers. At May 31, 2002, includes 1,100,000 shares of Level 3 Common Stock held by a grantor trust, of which Mr. Grewcock is the residual beneficiary. In addition, includes 1,514,840 shares of Level 3 Common Stock issuable upon the exercise of warrants held by Mr. Grewcock. Excludes 2,461 shares of Level 3 Common Stock issuable upon the exercise of vested OSOs.

(10) Includes 370,000 shares of Level 3 Common Stock held by the Jaros Family Limited Partnership. Includes 2,000,000 shares of Level 3 Common Stock subject to options held by Mr. Jaros. Excludes 2,461 shares of Level 3 Common Stock issuable upon the exercise of vested OSOs.

(11) Includes 1,000,000 shares held by a Julian Properties, LP, of which Mr. Julian is the sole general partner. Excludes 2,586 shares of Level 3 Common Stock issuable upon the exercise of vested OSOs.

(12) Includes 98,463 shares of Level 3 Common Stock issuable upon the exercise of vested OSOs.

(13) Excludes 2,461 shares of Level 3 Common Stock issuable upon the exercise of vested OSOs.

(14) Excludes 2,461 shares of Level 3 Common Stock issuable upon the exercise of vested OSOs.

(15) Includes 7,000 shares held by The Lanhydrock Limited Partnership, of which Mr. Williams is the sole general partner and 14,000 shares held by Dreason (Bermuda) Limited of which Mr. Williams is the 70% stockholder. Also excludes 30,414 shares of Level 3 Common Stock issuable upon the exercise of vested OSOs.

(16) Excludes 2,586 shares of Level 3 Common Stock issuable upon the exercise of vested OSOs.

(17) Includes 4,257,500 shares of Level 3 Common Stock subject to vested non-qualified stock options, 435,686 shares of Level 3 Common Stock issuable upon exercise of vested OSOs and C-OSOs and 3,029,680 shares of Level 3 Common Stock issuable upon the exercise of warrants. Excludes 419,902 shares of Level 3 Common Stock issuable upon exercise of vested OSOs.

(18) Legg Mason, Inc.'s address is 100 Light Street, Baltimore, Maryland 21202. The following information is based solely on Legg Mason, Inc.'s ("Legg Mason") Schedule 13G dated February 8, 2002.

     Various accounts managed by Legg Mason Funds Management, Inc., LMM LLC, Legg Mason Capital Management, Inc., Legg Mason Wood Walker, Inc. and Perigee Investment Counsel, Inc. have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares of Level 3. No such account owns more than 5% of the outstanding shares of Level 3 Common Stock. Legg Mason has report that these accounts share the power to vote and/or dispose of the shares of Level 3 Common Stock reported in the Schedule 13G.

                                PERFORMANCE GRAPH

     The following performance graph shall not be deemed to be incorporated by reference by means of any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference, and shall not otherwise be deemed filed under such acts.

     The graph below compares the cumulative total return (stock appreciation plus reinvested dividends) of the Company's common stock with two indexes of publicly traded stocks. Prior to the Split-off, the Company had two classes of common stock, Class C Construction & Mining Group Restricted Convertible Exchangeable Common Stock, par value $.0625 per share (the "Class C Stock") and Class D Stock. For substantially all of the periods presented the Company's stock was not publicly traded. Beginning in the fourth quarter 1997, the Company's Class D Stock commenced trading on the over-the-counter market of the National Association of Securities Dealers, Inc. During the fourth quarter, the only quarter during which trading occurred, the range of the high and low bid information for the Class D Stock was $20.41 to $29.00. The Level 3 Common Stock now trades on The Nasdaq National Market under the symbol "LVLT." Because the Split-off occurred during 1998, no performance graph information is presented for the Class C Stock. For performance graph information regarding the Class C Stock, please see the proxy materials of Peter Kiewit Sons', Inc.

     Pursuant to the terms of the Company's Restated Certificate of Incorporation for all periods presented, other than for the last three quarters of 1998, the Company's stock was valued by a formula contained in the Restated Certificate of Incorporation. Company stock was valued at the end of the Company's fiscal year and the formula value was reduced as dividends are declared during the following year. For purposes of the graphs, it has been assumed that dividends were immediately reinvested in additional shares of Level 3 Common Stock, although such reinvestment was not permitted in actual practice. Although for fiscal years prior to 1998, the Company's fiscal year ended on the last Saturday in December, its stock is compared against indexes which assume a fiscal year ending December 31.

     The formula value of the Class D Stock was linked to the performance of the Company's Diversified Group (which are the operations that remained in the Company after the Split-off), which is primarily engaged in communications, information services and coal mining businesses.

     The graph compares the cumulative total return of the Level 3 Common Stock (formerly Class D Stock) for the five year period 1997 - 2001 with the S&P 500 Index and the Nasdaq Telecommunications Index. The graph assumes that the value of the investment was $100 on December 31, 1996, and that all dividends and other distributions were reinvested. In addition, all stock prices and dividends reflect a dividend of four shares of Class D Stock for each outstanding share of Class D Stock that was effective December 1997 and a dividend of one share of Level 3 Common Stock (formerly Class D Stock) for each outstanding share of Level 3 Common Stock effective August 1998.

                  Comparison of 5 Year Cumulative Total Return
       Among the Level 3 Common Stock, the Standard & Poor's 500 Index and
                      the Nasdaq Telecommunications Index

                                           [Graphic: Performance Graph]

                                          1996       1997       1998        1999        2000        2001
Common Stock                             100.00     107.37     794.93    1,509.21     593.22       92.17
Standard &Poor's 500 Index1              100.00     133.36     171.47      207.56     188.66      166.24
Nasdaq Telecommunications Index          100.00     145.97     241.58      431.01     183.57      122.90

1 Copyright (c) 2002 Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved.

                                  OTHER MATTERS

     It is not anticipated that any matters other than those described in this Proxy Statement will be brought before the Annual Meeting. If any other matters are presented, however, it is the intention of the persons named in the proxy to vote the proxy in accordance with the discretion of the persons named in the proxy.

                              STOCKHOLDER PROPOSALS

     Any proposal which a stockholder intends to present at the 2003 Annual Meeting must be received by Level 3 on or before May 24, 2003, but no earlier than April 24, 2003 to be included in the proxy material of Level 3 relating to such meeting. In addition, such proposal must also include a brief description of the business to be brought before the annual meeting, the stockholder's name and record address, the number of shares of Level 3 Common Stock which are owned beneficially or of record by such stockholder, a description of any arrangements or understandings between the stockholder and any other person in connection with such proposal and any material interest of such stockholder in such proposal and a representation that the stockholder intends to appear in person or by proxy at the Annual Meeting. If the stockholder wishes to nominate one or more persons for election as a director, such stockholder's notice must comply with additional provisions as set forth in the Level 3 By-laws, including certain information with respect to the persons nominated for election as directors and any information relating to the stockholder that would be required to be disclosed in a Proxy Filing. Any such proposals should be directed to the Secretary, Level 3 Communications, Inc., 1025 Eldorado Boulevard, Broomfield, Colorado, 80021.

                                                                         Annex I

                             AUDIT COMMITTEE CHARTER

                                  Organization

     The Audit Committee of the Board of Directors shall be comprised of at least three directors who are independent of management and Level 3 Communications, Inc. (the "Company"). Members of the Audit Committee shall be considered "independent" as defined from time to time by the listing requirements of the national securities exchange or over the counter market upon which the Company's common stock is then listed. All Audit Committee members will be financially literate, and at least one member will have past employment experience in finance or accounting or related financial management expertise.

                               Statement of Policy

     The Audit Committee shall provide assistance to the members of the board of directors in fulfilling their responsibility to the stockholders, potential stockholders and investment community relating to corporate accounting, reporting practices of the Company and the quality and integrity of financial reports of the Company. In so doing, it is the responsibility of the Audit Committee to maintain free and open communications between the directors, the independent auditors, the Company's internal audit department and the financial management of the Company. It is the expectation of the Audit Committee that the financial management will fulfill its responsibility of bringing any significant items to the attention of the Audit Committee.

                                Responsibilities

     In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and stockholders that the corporate accounting and reporting practices of the Company are in accordance with pertinent requirements.

         In carrying out these responsibilities, the Audit Committee will:

     o Obtain annually the full Board of Directors' approval of this Charter and review and reassess this Charter as conditions dictate.

     o Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the Company and its divisions and subsidiaries.

     o Have a clear understanding with the independent auditors that the independent auditors are ultimately accountable to the Board of Directors and the Audit Committee, as the stockholders'
          representatives, and that it is the Board of Directors and the Audit Committee, as the stockholders' representatives, that have the ultimate authority in deciding to engage, evaluate and, if appropriate, terminate their services.

     o Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit and quarterly reviews for the current year and the procedures to be utilized, the adequacy of the independent auditors' compensation and at the conclusion thereof review such audit or reviews, including any comments or recommendations of the independent auditors.

     o Review with the independent auditors, the Company's internal auditor and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable.

     o Review the financial statements contained in the annual report to stockholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the stockholders. Review with financial management and the independent auditors the results of their timely analysis of significant financial reporting issues and practices, including changes in, or adoptions of, accounting principles and disclosure practices, and discuss any other matters required to be communicated to the Committee by the auditors.

     o Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Audit Committee without members of the Company's management present.

     o    Report the results of the annual audit to the Board of Directors.

     o On an annual basis, obtain from the independent auditors a written communication delineating all their relationships and professional services as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

     o    Include a report of the Audit Committee in the proxy statement.

     o Submit the minutes of all meetings of the Audit Committee to, or alternatively, discuss the matters discussed at each Committee meeting with, the Board of Directors.

     o Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

                                     [Logo]

                         ANNUAL MEETING OF STOCKHOLDERS
                            Wednesday, July 24, 2002
                                    9:00 AM
                          Civic Auditorium Music Hall
                              1804 Capitol Avenue
                                Omaha, NE 68102




[Logo] Level 3 Communications, Inc.
       1025 Eldorado Boulevard
       Broomfield, CO 80021

                                                                 revocable proxy
--------------------------------------------------------------------------------

This proxy is solicited by the Board of Directors for use at the Annual Meeting on July 24, 2002.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Thomas C. Stortz and Neil J. Eckstein, and each of them, with full power of Substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments as described in the Notice of Annual Meeting and Proxy Statement dated June 20, 2002, receipt of which is hereby acknowledged.

     Address Changes:


     (If you noted any address changes above, please mark corresponding box on other side.)

                   See reverse side for voting instructions.

                    To be signed and dated on reverse side.

[Logo]
C/O PROXY SERVICES
P.O. BOX 9142
FARMINGDALE, NY 11735

                    VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

                    VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

                    VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage paid envelope we have provided or return it to Level 3 Communications, Inc. c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.






O VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOOLOWS:              LVL301                   KEEP THIS PORTION FOR YOUR RECORDS

              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.                             DEATACH AND RETURN THIS PORTION ONLY

LEVEL 3 COMMUNICATIONS, INC.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE
VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN,
WILL BE VOTED FOR EACH PROPOSAL.
The Board of Directors Recommends a Vote     Far Withholld For All          To withhold authority to vote, mark "For All Except" and
FOR Items 1, 2 and 3.                        All    All     Except          write the nominee's number on the line below.


1. To elect tour Class II Directors to the Board of
Directors of Level 3 Communications, Inc. for a three-year term until 2005 Annual Meeting of Stockholders. nominees are: 01) Mogens C. Bay, 02)
Richard R. Jaros, 03) Robert E. Julian, 04) David C.
McCourt.

                                                                                                        For     Against   Abstain
2. To adopt an amendment to Level 3's 1995 Stock Plan                                                    O        O          O
(the "Stock Plan") to increase the number of shares of
common stock,  par value $.01 per share of Level 3
(the "Level 3 Common Stock")  reserved for issuance under
the Stock Plan by 50,000,000

3.   To transact such other  business as may properly come before the meeting or
     any adjournments or postponements thereof.                                                          O        O          O

For address changes, please check this box and write them on the back where indicated.

Please sign exactly as your names) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.


----------------------------------------        --------------------------------
Signature [PLEASE SIGN WITHIN BOX]  Date        Signature (Joint Owners)   Date